Exhibit 99.1

TERRA PROPERTY TRUST REAFFIRMS INTENTION TO MERGE WITH WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Underscores Compelling Strategic Benefits for WMC Stockholders

Clarifies Items Contained in Press Release by AG Mortgage Investment Trust, Inc.

New York, NY, July 13, 2023 /PRNewswire/ – Terra Property Trust, Inc. (“TPT”), an externally managed real estate investment trust (“REIT”) that originates, invests in, and manages loans and assets secured by commercial real estate (“CRE”), today reaffirmed its commitment to the previously announced combination with Western Asset Mortgage Capital Corporation (NYSE: WMC), an externally managed REIT that invests in, finances, and manages a portfolio of real estate-related securities, whole loans, and other financial assets, to form a REIT that is expected to have approximately $1.2 billion in assets and $436 million of adjusted book value upon completion of the merger (prior to deducting transaction expenses) (the transactions contemplated by the Agreement are referred to herein as the “TPT Merger”).

On July 13, 2023, AG Mortgage Investment Trust, Inc. (NYSE: MITT) announced that it submitted an unsolicited non-binding proposal (the “MITT Proposal”) to the Board of Directors of WMC to acquire WMC (the announcement and related investor deck are collectively referred to herein as the “MITT Materials”). TPT believes that its proposed combination with WMC represents the most compelling transaction for stockholders of WMC.

Clarifications to the MITT Materials

To give TPT and WMC stockholders an accurate and complete summary of the TPT Merger as compared to the MITT Proposal, TPT notes the following:

•

The TPT Merger provides attractive value for WMC shareholders.  Assuming the combined company trades at the average price to book of the Diversified Commercial Mortgage REITs[1], the implied per share consideration to WMC shareholders is $15.40, an 84% premium to WMC’s share price as of July 12th.

•	The TPT Merger does not accelerate WMC’s convertible debt. Unlike what is set forth in the MITT Materials, the TPT Merger would not accelerate WMC’s convertible debt.
•	Voting agreement among the large TPT stockholders effectively eliminates the vote risk on the TPT side. As publicly disclosed, shareholders owning approximately 80% of the outstanding TPT shares have agreed to vote their shares in favor of the TPT Merger, subject to certain very limited exceptions. Thus, the MITT Proposal, which to TPT’s knowledge contains no such voting commitment, is subject to greater risk of not being approved by MITT’s stockholders and it could require a substantial amount of additional time or delays.
•	Financing consents related to the TPT Merger have been received. In an attempt to assure the successful closing of the TPT Merger and give the combined company the greatest chance for success TPT and WMC have obtained the consents of their lenders to the transaction contemplated by the TPT Merger. To TPT’s knowledge, MITT has not obtained the consent of WMC’s lenders, subjecting the MITT Proposal to greater deal risk and potentially subjecting the combined company to costly refinancings or an inability to obtain lender consents.
•	The TPT Merger is structured to alleviate selling pressure.
o	TPT stockholders who receive WMC shares will have staggered lock-up/conversion rights. TPT stockholders will receive newly issued WMC Class B common stock which will not be listed on the New York Stock Exchange (“NYSE”) but will automatically convert into an equal number of shares of NYSE listed WMC Class A common stock in one-third increments on the 6-, 12-, and 18-month anniversaries of the completion of the Merger. This means that there will not be selling pressure generated by former TPT stockholders attempting to sell their WMC shares immediately after the closing of the TPT Merger.
o	As disclosed, a subsidiary of Mavik Capital Management, LP (“Mavik”), the external manager of TPT, has committed to use reasonable best efforts to purchase or cause a third party to purchase shares of WMC Class A common stock with an aggregate purchase price of up to $4.0 million after the closing and prior to the three-month anniversary of the completion of the Merger to support the combined company's common stock trading level.

TPT continues to believe that the TPT Merger is a compelling combination and a unique opportunity to establish a diversified REIT that prioritizes capital preservation, maintains a robust balance sheet, and consistently generates attractive risk-adjusted returns for its shareholders. TPT also believes that the TPT Merger could be consummated more quickly and provides more certainty of execution compared to the MITT Proposal. TPT’s Merger Agreement has already been negotiated and executed and, for the reasons noted above, the voting agreement nearly guarantees a successful TPT stockholder vote.

1 The Diversified Commercial Mortgage REIT comparable universe includes companies that invest in CRE loans, CMBS, operating real estate, and other CRE-related investments and may have other business lines, such as mortgage conduits and mortgage servicing: STWD, ABR, LADR, RC, BRSP, NREF. The average price-to-tangible book multiple of this comparables set is 0.89x as of July 12th, 2023.

Important Additional Information and Where to Find It

In connection with the proposed merger, WMC expects to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) that contains a prospectus of WMC that will also include a joint proxy statement of WMC and TPT (the “joint proxy statement/prospectus”). The joint proxy statement/prospectus will contain important information about WMC, TPT, the proposed merger and related matters. WMC and TPT also expect to file with the SEC other documents regarding the merger. STOCKHOLDERS OF WMC AND TPT ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED BY WMC AND TPT WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY IF AND WHEN THEY BECOME AVAILABLE, BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT WMC, TPT, AND THE PROPOSED MERGER AND RELATED MATTERS. Stockholders of WMC and TPT may obtain free copies of the Registration Statement, the joint proxy statement/prospectus and all other documents filed or that will be filed by WMC or TPT with the SEC (if and when they become available) through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by WMC will be made available free of charge on WMC’s website at http://www.westernassetmcc.com, or by directing a request to its Investor Relations, Attention: Larry Clark at (310) 622-8223; email: lclark@finprofiles.com. Copies of documents filed with the SEC by TPT will be made available free of charge on TPT’s website at https://www.terrapropertytrust.com, or by directing a request to its Investor Relations at (212) 257-4666; email: ir@mavikcapital.com.

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Participants in Solicitation Relating to the Merger

WMC, TPT, and their respective directors and executive officers, and certain other affiliates of WMC or TPT may be deemed to be “participants” in the solicitation of proxies from the stockholders of WMC and TPT in respect of the proposed merger (the “Merger”). Information regarding WMC and its directors and executive officers and their ownership of common stock of WMC can be found in WMC’s definitive proxy statement filed with the SEC on May 2, 2023, and its most recent Annual Report filed on Form 10-K for the fiscal year ended December 31, 2022. Information regarding TPT and its directors and executive officers and their ownership of common stock of TPT can be found in TPT’s definitive proxy statement filed with the SEC on April 26, 2023, and its most recent Annual Report filed on Form 10-K for the fiscal year ended December 31, 2022. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed Merger if and when they become available. These documents are available free of charge on the SEC’s website and from WMC or TPT, as applicable, using the sources indicated above.

Forward-Looking Statements

This press release includes “forward-looking statements,” as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These forward-looking statements are based on current assumptions, expectations, and beliefs of WMC and TPT and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. TPT cannot give any assurance that these forward-looking statements will be accurate. These forward-looking statements generally can be identified by use of forward-looking terminology such as “may,” “will,” “target,” “should,” “expect,” “attempt,” “anticipate,” “project,” “estimate,” “intend,” “seek,” “continue,” or “believe,” or the negatives thereof or other variations thereon or comparable terminology. Similarly, statements herein that describe certain plans, expectations, goals, projections, and statements about the proposed Merger, including its financial and operational impact, the benefits of the Merger, the expected timing of completion of the Merger, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined company. There are a number of risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from the forward-looking statements included herein, including, but not limited to, the risk that the Merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; the inability to obtain stockholder approvals relating the Merger and issuance of shares in connection therewith or the failure to satisfy the other conditions to completion of the Merger in a timely manner or at all; risks related to disruption of management’s attention from ongoing business operations due to the proposed Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of common stock of WMC; the risk that the Merger and its announcement could have an adverse effect on the operating results and businesses of WMC and TPT; the outcome of any legal proceedings relating to the Merger; the ability to successfully integrate the businesses following the Merger; the ability to retain key personnel; conditions in the market for mortgage-related investments; availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; inflationary pressures on the capital markets and the general economy; conditions in the market for commercial and residential loans, securities and other investments; legislative and regulatory changes that could adversely affect the businesses of WMC or TPT; risks related to the origination and ownership of loans and other assets, which are typically short-term loans that are subject to higher interest rates, transaction costs and uncertainty on loan repayments; risks relating to any future impact of the COVID-19 pandemic, including the responses of governments and industries, on the real estate sector; credit risks; servicing-related risks, including those associated with foreclosure and liquidation; the state of the U.S. and to a lesser extent, international economy generally or in specific geographic regions; the general volatility of the securities markets in which WMC or TPT participate; WMC or TPT’s ability to maintain their respective qualification as a real estate investment trust for U.S. federal income tax purposes; and WMC or TPT’s ability to maintain their respective exemption from registration under the Investment Company Act of 1940, as amended. All such factors are difficult to predict, including those risks set forth in the WMC’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on its website at http://www.westernassetmcc.com and on the SEC’s website at http://www.sec.gov, and those risks set forth in TPT’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on TPT’s website at http://www.terrapropertytrust.com and on the SEC’s website at http://www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. TPT undertakes no any obligation to update these forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law.

About Terra Property Trust, Inc.

Terra Property Trust, Inc. is an externally managed real estate investment trust that originates, invests in, and manages loans and assets secured by commercial real estate across the United States. The company’s objective is to continue to provide attractive risk-adjusted returns to its stockholders, primarily through current income and capital appreciation. The company has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2016. The company is externally advised by Terra REIT Advisors, LLC, an affiliate of Mavik Capital Management, LP.

Media Contacts

Terra Property Trust, Inc.

Erik Carlson / Madeline Jones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449